Exhibit 99.1

Adeona Pharmaceuticals Announces Clinical Update and Third Quarter 2008 Results

Ann Arbor, Michigan, November 14, 2008 -- Adeona Pharmaceuticals, Inc. (AMEX: AEN), a pharmaceutical company developing innovative late-stage drug candidates for the treatment of autoimmune and central nervous system (CNS) diseases, today announced its clinical update and results for its third quarter of 2008.

A conference call has been scheduled for 4:00pm EST today. In order to participate in the conference call, please call toll free: (877) 852-6581 and international dial-in: (719) 325-4779. A replay of the conference call will be archived for at least 15 days on Adeona’s website at www.adeonapharma.com.

Third quarter and recent accomplishments included:

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In-licensed oral, once-daily new chemical entity for the treatment of rheumatoid arthritis (RA) which has completed a 160 patient, multi-center, double-blind, randomized, placebo-controlled Phase II clinical trial for the treatment of rheumatoid arthritis (RA).

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Presentation by our scientific collaborator has presented new findings from a phase IIa clinical trial results using estriol for the treatment of multiple sclerosis at the World Congress on Treatment and Research in Multiple Sclerosis Meeting (ACTRIMS, ECTRIMS and LACTRIMS) in Montreal, Canada. Estriol is the active ingredient in TRIMESTA.

•	Presentation by scientific collaborator of Phase II Clinical Findings for Oral dnaJP1 Presented At The American College of Rheumatology (ACR) Annual Meeting.

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Announcing that its double-blind, randomized, placebo-controlled phase II clinical trial of oral flupirtine for the treatment of fibromyalgia has received institutional review board (IRB) approval to initiate the clinical trial.

•	Completion of a corporate name change to Adeona Pharmaceuticals, Inc.; Adeona is a Roman goddess of safe return and safe journey.

•	33% decrease or $692,000 in net loss for the quarter ended September 30, 2008 as compared to quarter ended September 30, 2007.

•	Partial realization of cost cutting measures taken in the first half 2008.

Nicholas Stergis, Chief Executive Officer of Adeona, commented, “During the third quarter, we have made substantial progress in realigning our business focus through the in-licensing of dnaJP1, an oral tolerogenic molecule which has already completed a 160 patient, double-blind, placebo-controlled phase II clinical trial for the treatment of rheumatoid arthritis (RA). Oral dnaJP1 has been derived from a family of heat shock proteins (hsps) which have been shown to be elevated in the synovial joint fluid of RA patients.  We are focused on designing additional clinical trials for this molecule.”

Financial Results for Third Quarter 2008

The net loss applicable to common shareholders for the quarter ended September 30, 2008 was $1,428,839, or $0.07 per share. Of the net loss applicable to common stockholders for the quarter, $863,272 was attributable to research and development expenses and $606,685 was attributable to general and administrative expenses. Research and development expenses for the three months ended September 30, 2008 decreased by approximately $710,000 as compared to the third quarter of 2007. The decrease is primarily due to a decrease of $575,000 associated with payments related to the development of our licensed clinical drug candidates, a decrease in salaries and related taxes of approximately $198,000, offset by an increase of approximately $80,000 in stock based compensation charges.

The net loss applicable to common shareholders for the nine months ended September 30, 2008 was $6,290,008, or $0.31 per share, compared to a net loss applicable to common shareholders of $19,142,602, or $1.12 per share, for the comparable period in 2007, representing a decrease of $12,852,594. The decrease is primarily attributable to a non-cash charge of $12,409,722 taken during the first quarter of 2007 related to the acquisition of Effective Pharmaceuticals, Inc. The total of the non-cash charge was reflected through equal and offsetting adjustments to additional paid-in-capital with no net impact on stockholders’ equity. Research and development expenses increased by $86,473 for the nine months ended September 30, 2008 as compared to the same period last year. Of this increase approximately $242,000 related to stock based compensation charges and $111,000 related to an increase in allocated overhead, offset by a decrease of approximately $254,000 in salaries and payroll taxes. General and administrative expenses decreased by $609,271 for the nine months ended September 30, 2008 as compared to the same period in 2007 which is primarily due to a decrease in stock-based compensation expense of approximately $734,000 and a decrease in professional fees of

$122,000, offset by an increase in salaries and related payroll taxes of approximately $175,000 and an increase in allocated overhead of approximately $71,000.

At September 30, 2008, Adeona had cash of approximately $6.4 million, compared to approximately $11.5 million at December 31, 2007. The decrease of approximately $5.1 million during the first nine months of 2008 is attributable to net cash used in operations of approximately $4.1 million, and $900,000 that we elected to use to repay our outstanding equipment notes payable in full in order to eliminate further monthly interest payments as well as the security interest on our $2.0 million in equipment and leasehold improvements primarily relating to our cGMP pharmaceutical production facility in Ann Arbor, Michigan. The cash spend for the quarter ended September 30, 2008 is approximately $1.0 million which was all attributable to net cash used in operations.

We implemented significant downsizing and cost saving measures announced March 11, 2008 in order to preserve our capital. We are able to realize the effects of the cost cutting measures through a decrease in operating expense of $1.7 million or 53% and a decrease in cash used in operations of approximately $794,000 or 44% as compared to the first quarter of 2008 when the cost reductions were initiated.

About Adeona Pharmaceuticals, Inc.

Adeona Pharmaceuticals, Inc. is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of neurologic and fibrotic diseases. Adeona’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and to complete the further clinical testing, manufacturing and regulatory requirements and seek marketing authorizations. Adeona is focused on treatments for rheumatoid arthritis, multiple sclerosis, dry age related macular degeneration (AMD), and fibromyalgia. For further information, please visit, www.adeonapharma.com.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our products. Words such as, but not limited to, "look forward to," "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "should," and "could," and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties and include statements regarding designing additional clinical trials for Oral dnaJP1. Adeona is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of Adeona's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, a lack of acceptance of Adeona's product candidates in the marketplace, a failure of the company to become or remain profitable, Adeona's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Adeona’s report on Form 10-Q for the quarter ended September 30, 2008. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information Contact:

Nicholas Stergis

Chief Executive Officer

(734) 332-7800

Redington, Inc. (Investor Relations)

Thomas Redington

203-222-7399

www.redingtoninc.com